As filed with the Securities and Exchange Commission on January 8, 2010

Registration No.             -

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

IKANOS COMMUNICATIONS, INC.

(Exact name of registrant as specified in its charter)

Delaware	73-1721486
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

47669 Fremont Boulevard

Fremont, California 94538

(510) 979-0400

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Noah D. Mesel

Vice President & General Counsel

47669 Fremont Boulevard

Fremont, California 94538

(510) 979-0400

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Allison Leopold Tilley, Esq.

Noelle Matteson, Esq.

Pillsbury Winthrop Shaw Pittman LLP

2475 Hanover Street

Palo Alto, California 94304

(650) 233-4500

Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, par value $0.0001 per share	31,800,000	$1.86	$59,148,000	$4217.25

(1)	Pursuant to Rule 416 under the Securities Act of 1933, this Registration Statement also covers such additional number of shares of common stock as may be issuable from time to time as a result of a stock split, stock dividend, recapitalization, exchange or similar event, including shares of common stock as may be issued upon the reclassification of any of the foregoing.
(2)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933 and based upon the average of the high and low prices on the Nasdaq Global Select Market on December 31, 2009.

The information in this prospectus is not complete and may be changed. The selling securityholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, Dated January 8, 2010

Prospectus

Ikanos Communications, Inc.

31,800,000 Shares of Common Stock

This prospectus relates to the sale or other disposition of shares of our common stock, or interests therein, previously issued by us, or subject to warrants previously issued by us, in a private placement transaction to the selling stockholders identified in this prospectus and by stockholders named in one or more prospectus supplements that we may file from time to time. The shares of common stock offered under this prospectus and any supplements by the selling stockholders were issued pursuant to a Securities Purchase Agreement dated April 21, 2009, by and among us, Tallwood III, L.P., a Delaware limited partnership, Tallwood III Partners, L.P., a Delaware limited partnership, Tallwood III Associates, L.P., a Delaware limited partnership, and Tallwood III Annex, L.P., a Delaware limited partnership (the “Tallwood Investors”).

The selling stockholders, or their pledgees, donees, transferees or other successors-in-interest, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of our common stock, or interests therein on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale or at negotiated prices. We will not receive any proceeds from the sale or other disposition of the shares, or interests therein, by the selling stockholders.

The selling stockholders may resell or dispose of the shares of our common stock, or interests therein, to or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions. The selling stockholders will bear all commissions and discounts, if any, attributable to the sale or disposition of the shares, or interests therein. We will bear all costs, expenses and fees in connection with the registration of the shares.

Shares of our common stock are quoted on the Nasdaq Global Market under the symbol “IKAN.” On December 31, 2009, the last reported sale price of our common stock was $1.87 per share. You are urged to obtain current market quotations for our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Our business and an investment in our common stock involve significant risks. These risks are described under the caption “Risk Factors” beginning on page 3 of this prospectus.

The date of this prospectus is                 , 2010

You should rely only on the information in this prospectus, including the documents incorporated by reference herein. We have not, and the selling stockholders have not, authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus. This prospectus is not an offer to sell, nor is it seeking an offer to buy, shares of our common stock in any jurisdiction in which the offer or sale is not permitted. The information in this prospectus, including the information incorporated by reference herein, is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.

PROSPECTUS SUMMARY

This summary highlights selected features of this offering and the information included or incorporated by reference in this prospectus. This summary does not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully, especially the risks of investing in our common stock discussed under “Risk Factors,” including the information incorporated by reference herein, before making an investment decision. See “Where You Can Find More Information.” Unless stated or the context otherwise requires, references in this prospectus to “Ikanos,” “our company,” “we,” “us” and “our” refer to Ikanos Communications, Inc. and its subsidiaries.

Our Company

We are a leading global provider of high-performance silicon and software for interactive broadband. We develop and market end-to-end products for the last mile and the digital home, which enable carriers to offer enhanced triple play services, including voice, video and data. Our products power digital subscriber line access mulitplexers (“DSLAMs”), optical network terminators (“ONTs”), concentrators, customer premise equipment (“CPE”) modems and residential gateways (“RGs”) for leading original equipment manufacturers (“OEMs”). Our products have been deployed by carriers in Asia, Europe and North America. We believe that we can offer advanced products by continuing to push existing limits in silicon, systems and software. We have developed programmable, scalable chip architectures, which form the foundation for deploying and delivering triple play services. Expertise in the creation and integration of unique digital signal processor (“DSP”) algorithms with advanced digital, mixed signal and analog semiconductors enables us to offer high-performance, high-density and low power very-high bit speed DSL (“VDSL”) products. Flexible network processor architecture with wire-speed packet processing capabilities enables high-performance residential gateways for distributing advanced services in the home. These industry-leading products thus support carriers’ triple play deployment plans to the digital home while keeping their capital and operating expenditures low.

We outsource all of our semiconductor fabrication, assembly and test functions, which enable us to focus on design, development, sales and marketing of our products and reduce the level of our capital investment. Our customers consist primarily of original design manufacturers (“ODMs”), contract manufacturers (“CMs”) and OEMs, who, in turn, sell our semiconductors as part of their solutions to carriers. We also sell to distributors, who in turn sell to ODMs, CMs and OEMs. From time to time we utilize sales representatives to market and distribute our products. We were incorporated in April 1999, and through December 31, 2001, we were engaged principally in research and development. We began commercial shipment of our products in the fourth quarter of 2002. Over the last three years, our revenue was $134.7 million in 2006, $107.5 million in 2007, $106.5 million in 2008 and $72.5 million in the first nine months of 2009.

Quarterly revenue fluctuations are characteristic of our industry and affect our business, especially due the concentration of our revenue among a few customers. For instance, in the fourth quarter of 2006, our revenue declined by $15.7 million, or 43%, from the third quarter of 2006. In the third quarter of 2008, our revenue declined by $5.7 million, or 19% from the second quarter of 2008. These quarterly fluctuations can result from a mismatch of supply and demand. Specifically, carriers purchase equipment based on planned deployment. However, carriers may deploy equipment more slowly than initially planned, while OEMs continue for a time to manufacture equipment at rates higher than the rate at which equipment is deployed. As a result, periodically and usually without significant notice, carriers will reduce orders with OEMs for new equipment, and OEMs in turn will reduce orders for our products, which will adversely impact the quarterly demand for our products, even when deployment rates may be increasing.

Furthermore, our future revenue growth depends upon new carriers beginning to deploy new platforms with our products, among other factors. It is inherently difficult to predict if and when platforms will pass qualification, when carriers will begin to deploy the equipment and at what rate (because we do not control the qualification criteria or process), and the systems manufacturers and carriers do not always share all of the information available to them regarding qualification and deployment decisions.

On August 24, 2009, we acquired the Broadband Access product line, or BBA, of Conexant Systems, Inc., or Conexant, which includes the product-related intellectual property, patents, fixed assets and inventory of the product line for a total purchase price of $53.1 million in cash and the assumption of approximately $6.4 million in employee and lease related liabilities. Adding the Broadband Access products and engineers to Ikanos’ existing portfolio of VDSL solutions has doubled our size, expanded our reach into new geographic and product markets and added new research and development capabilities to the existing engineering team. The addition of the BBA is expected to allow us to develop semiconductor and software products for new markets within the digital home in addition to serving our Broadband DSL and Communications Processors businesses and to reduce costs through economies of scale.

In order to fund a portion of the acquisition of the BBA product line, we issued 24,000,000 shares of our common stock and warrants exercisable for up to 7,800,000 shares of our common stock pursuant to a Securities Purchase Agreement and related agreements dated April 21, 2009, by and among us, Tallwood III, L.P., a Delaware limited partnership, Tallwood III Partners, L.P., a Delaware limited partnership, Tallwood III Associates, L.P., a Delaware limited partnership, and Tallwood III Annex, L.P., a Delaware limited partnership.

The transactions described above were approved by our stockholders at a duly noticed meeting held on August 21, 2009, and described in our definitive proxy filed on Schedule 14A dated July 1, 2009.

Our principal executive offices are located at 47669 Fremont Boulevard, Fremont, California 94538. Our telephone number is (510) 979-0400. Our website address is www.ikanos.com. The information on our website is not incorporated by reference in and is not otherwise intended to be part of this prospectus. We have included our website address as an inactive textual reference only.

This prospectus, including the documents incorporated by reference herein, contains references to a number of trademarks that are registered trademarks of ours or our affiliates or trademarks for which we or our affiliates have pending registration applications or common law rights. These include Ikanos Communications, Inc., the Ikanos name and design logo are our registered trademarks. This prospectus may also include trade names, trademarks and service marks of other companies and organizations.

The Offering

Common stock offered by selling stockholders	Up to 31,800,000 shares

Use of proceeds	We will not receive any proceeds from the sale of shares of our common stock in this offering.

Nasdaq Global Select Market symbol	IKAN

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the following risk factors, as well as the other information in this quarterly report on Form 10-Q, and in our other filings with the SEC, before deciding whether to invest in shares of our common stock. Additional risks and uncertainties not presently known to us may also affect our business. If any of these known or unknown risks or uncertainties actually occurs with material adverse effects on us, our business, financial condition and results of operations could be seriously harmed. In that event, the market price for our common stock will likely decline and you may lose all or part of your investment.

Risks Related to Ikanos’ Acquisition of the BBA Product Line

Benefits anticipated from acquiring the Broadband Access product line from Conexant Systems, Inc may not occur if we are not successful in achieving the synergies expected from integrating the sales, operations and engineering functions of the two businesses.

We expect to realize a number of synergies from integrating the Broadband Access product line with Ikanos’ existing business. We expect the combined revenue to more than double our current revenue levels, on a quarterly and annual basis. We also anticipate gross margin synergies of $4 million to $6 million annually, due to greater wafer volumes, and thus lower pricing, at one of our wafer foundries as well as other supply chain consolidations. Additionally, based upon planned reductions in the headcount, elimination of duplicate overhead and general and administrative costs in the combined business, we currently plan to reduce overall operating expenses. These synergies are expected to result in the combined company being profitable within the first year after the transaction is closed. However, our anticipated revenues could be negatively affected by lower-than-expected order rates from our key customers and increased pricing pressure from our larger competitors. It could also take longer than now scheduled for us to reduce headcount to the levels in our plan. With respect to cost savings from outside vendors including our foundries and packaging subcontractors, those savings are dependent upon negotiations which have not yet been completed, and may not result in the savings on which our future profitability estimates are based. Furthermore, the Broadband Access product line may not be effectively integrated, may be unable to maintain key pre-acquisition business relationships, may result in the loss of key personnel, may contribute to increased fixed costs and may expose us to unanticipated liabilities and otherwise harm our operating results.

Ikanos may not be able to realize all the benefits of the acquisition of the assets of the Broadband Access product line of Conexant.

The acquisition by Ikanos of the assets of the Broadband Access product line of Conexant using the proceeds from the sale of the Securities to the Tallwood Investors involves the integration of two businesses that previously operated independently. The integration of the departments, systems, business units, operating procedures and information technologies of the two businesses presents a significant challenge to management. Ikanos cannot assure that it will be able to integrate and manage these operations effectively. The failure to successfully integrate in a timely manner, or at all, could have an adverse effect on the results of operations and financial condition of Ikanos. The difficulties of combining Ikanos with the assets of the Broadband Access product line of Conexant include:

•	the necessity of coordinating geographically separated organizations;

•	implementing common systems and controls;

•	integrating personnel with diverse business backgrounds;

•	the challenges in developing new products and services that optimizes the assets and resources of the two businesses;

•	integrating the businesses’ technology and products;

•	combining different corporate cultures;

•	unanticipated expenses related to integration, including technical and operational integration;

•	retaining key employees; and

•	retaining and maintaining relationships with existing customers, as well as needed distributors and other partners.

Also, the process of integrating operations could cause an interruption of, or loss of momentum in the combined company’s activities. The diversion of management’s attention and any delays or difficulties encountered in connection with the integration of the operations could have an adverse effect on the business and results of operations of Ikanos.

Risks Related to Ikanos’ Customers and Markets

Ikanos’ quarterly operating results have fluctuated significantly over time and are likely to continue to do so, principally due to the nature of telecommunication service providers’ capital spending cycles, their purchasing practices, the design win process as well as other factors. As a result, Ikanos may fail to meet or exceed its revenue forecasts or the expectations of securities analysts or investors, which could cause the market price of Ikanos Common Stock to decline.

The telecommunications semiconductor industry is highly cyclical and subject to rapid change and, from time to time, has experienced significant downturns. These downturns are characterized by decreases in product demand and excess inventories held by Ikanos’ customers, OEMs, and their customers, the telecommunications service providers (also called “service providers”). To respond to these downturns, many service providers slow their capital expenditures, change their purchasing practices to use refurbished rather than new equipment – thereby reducing the demand for new semiconductors by our direct customers, cancel or delay new developments, reduce their workforces and inventories and take a cautious approach to acquiring new equipment and technologies from OEMs, usually with very little notice.

Quarterly fluctuations in revenue are characteristic of Ikanos’ industry. And given the concentration of Ikanos’ revenue among a few significant customers and given their buying patterns, Ikanos has experienced, and is likely to experience again, significant quarterly fluctuations of revenue.

Ikanos wins supply relationships by working with OEMs and service providers to have its semiconductors and software designed into systems that will be deployed by service providers over multiple quarters. At any given time, as is currently the case, Ikanos is competing for one or more of these design wins. If Ikanos is not successful in obtaining these design wins, its revenue results would be negatively affected. Even when Ikanos is designed into OEMs’ equipment, service provider deployments can be affected by various factors, including but not limited to the OEMs’ test and evaluation cycle, demand for DSL-based broadband services, government regulatory actions and competitors’ efforts to protect or gain market share. These factors may result in deployment delays from six months to over a year. Ikanos is aware of such deployment delays currently affecting various customers.

The semiconductor industry also periodically experiences increased demand and production capacity constraints, which may affect Ikanos’ ability to ship products. Accordingly, Ikanos’ operating results may vary significantly as a result of the general conditions in the semiconductor or broadband communications industry, which could cause the market price of Ikanos Common Stock to decline.

Historically, Ikanos’ expenses have fluctuated, and are likely to continue to fluctuate, due to factors including new product releases and acquisitions.

Ikanos’ expenses are also subject to quarterly fluctuations resulting from various factors. Fluctuations in Ikanos’ operating expenses may be due to a number of factors, including, but not limited to, higher expenses associated with new product releases, costs of design tools, large up-front license fees to third parties for intellectual property integrated into our products, as well as extraordinary expenses related to acquisitions of other businesses, such as the acquisitions of product lines from Centillium Communications and Conexant Systems in the past two years. Other factors are identified throughout this Risk Factors section. As a result, quarter to quarter comparisons of Ikanos’ operating expenses and results should not be relied on as an indicator of future performance. If Ikanos’ operating results do not meet the expectations of securities analysts or investors for any quarter or other reporting period, the market price of Ikanos Common Stock may decline.

The ongoing worldwide recession could dampen demand for services based upon Ikanos’ products.

Ikanos’ business is not directly tied to the reported causes of the on-going recession. However, Ikanos believes that consumer-targeted broadband services, which are deployed using Ikanos’ technology, are part of most households’ discretionary spending. If individual consumers decide not to install—or decide to discontinue purchasing—broadband services in their homes in order to save money in an uncertain economic situation, the resulting drop in demand could cause telecommunications service providers to reduce or stop placing orders for OEM equipment containing Ikanos’ products. Accordingly, the OEMs’ demand for Ikanos’ products could drop further, potentially having a materially negative effect on Ikanos’ revenue.

Ikanos has a history of losses, and future losses may cause the market price of Ikanos Common Stock to decline. Ikanos may not be able to reduce its expenses or generate sufficient revenue in the future to achieve or sustain profitability.

Since its inception, Ikanos has only been profitable on a GAAP basis in the third and fourth quarter of 2005. Prior to the third quarter of 2005, Ikanos incurred significant net losses, and Ikanos incurred losses in the past fourteen quarters. Beginning in 2006, accounting rules required Ikanos to report stock-based compensation as an expense, which has comprised a substantial portion of its quarterly and annual losses, as reported on a GAAP basis. Ikanos incurred a net loss of $15.5 million and $28.0 million for the three and nine months ended September 27, 2009, respectively, and has an accumulated deficit of $211.8 million as of September 27, 2009. To achieve profitability again, Ikanos will need to generate and sustain higher revenue, while maintaining cost and expense levels appropriate and necessary for its business. Because many of its expenses are fixed in the short term, or are incurred in advance of anticipated sales, Ikanos may not be able to continue to hold down its costs and expenses in a timely manner to offset any lower-than-forecasted revenue shortfall as Ikanos experienced in the fourth quarter of 2006. Ikanos may not be able to achieve profitability again and, even if it were able to attain profitability again, Ikanos may not be able to sustain profitability on a quarterly or an annual basis in the future.

The general tightening of the credit market could potentially limit Ikanos’ access to financial resources.

If Ikanos continues to operate at a loss and the cash on its balance sheet continues to decline, there is a possibility Ikanos could have to seek out and evaluate alternative sources of financing in order to fund operations. Historically, Ikanos has not had to use debt financing to operate the business. If that situation were to change, Ikanos believes it would be very difficult to borrow funds on terms favorable to it, if at all, due to the extremely limited availability of credit in the current economic environment. The unavailability of credit along with limits on other financing alternatives could thus negatively impact Ikanos’ business. Even if Ikanos were able to secure debt financing, the terms could be unfavorable to Ikanos, and Ikanos may be subject to various restrictive covenants, which could limit Ikanos’ ability to operate its business.

Ikanos’ success is dependent upon achieving design wins into commercially successful OEM and ODM systems.

Ikanos’ products are generally incorporated into its OEM and ODM customers’ systems at the design stage. As a result, Ikanos relies on OEMs to select its products to be designed into their systems, which Ikanos refers to as a “design win.” Ikanos often incurs significant expenditures over multiple fiscal quarters in attempting to obtain a design win without any assurance that an OEM will select its product for design into its own system. Additionally, in some instances, Ikanos is dependent on third parties to obtain or provide information that it needs to achieve a design win. Some of these third parties may not supply this information to Ikanos on a timely basis, if at all. Furthermore, even if an OEM designs one of Ikanos’ products into its system offering, Ikanos cannot be assured that its equipment will be commercially successful or that it will receive any orders and, accordingly, revenue as a result of that design win. Ikanos’ OEM customers are typically not obligated to purchase Ikanos’ products and can choose at any time to stop using them if their own systems are not commercially successful, if they decide to pursue other systems strategies, or for any other reason. If Ikanos is unable to achieve design wins or if Ikanos’ OEM customers’ systems incorporating Ikanos’ products are not commercially successful, Ikanos’ revenue would suffer.

If demand for Ikanos’ semiconductor products declines or does not grow, Ikanos will be unable to increase or sustain its revenue, and its operating results will be harmed.

Ikanos currently expects its current semiconductor products, including the product lines that Ikanos acquired from Conexant Systems, to account for substantially all of its revenue for the foreseeable future. If Ikanos is unable to develop new products or to successfully integrate acquired products and technology to meet its customers’ demand in a timely manner, if demand for its semiconductors declines or fails to grow, or if the broadband, network processor or other markets addressable by Ikanos products do not materialize as expected, it would harm Ikanos’ business. In addition to being affected by global macroeconomic factors, the markets for Ikanos’ products are characterized by frequent introduction of new semiconductors, short product life cycles and significant price competition. If Ikanos or its OEM customers are unable to manage product transitions in a timely and cost-effective manner, Ikanos’ revenue would suffer. In addition, frequent technology changes and introduction of next generation products may result in inventory obsolescence, which would increase Ikanos’ cost of revenue and adversely affect its operating performance.

The average selling prices and gross margins of certain of Ikanos’ products are subject to declines, which may harm its revenue and profitability.

Ikanos’ products are subject to rapid declines in average selling prices due to competitive pressures, including lowering average selling prices in order to maintain or increase market share. Ikanos has lowered its prices significantly at times to gain or maintain market share, and Ikanos expects that it will reduce prices again in the future. Offering reduced prices to one customer could likely impact Ikanos’ average selling prices to all customers. In addition, Ikanos has not been able to reduce its costs of goods sold as rapidly as its prices have declined. Ikanos’ financial results will suffer if it is unable to maintain or increase pricing, or is unable to offset any future reductions in Ikanos’ average selling prices by increasing its sales volumes, by reducing its manufacturing costs or by developing new or enhanced products that command higher prices or better gross margins on a timely basis.

An OEM customer or a service provider may decide to cancel, delay or change its product plans, which could cause Ikanos to lose or delay anticipated sales.

Even if an OEM customer selects an Ikanos product to incorporate into its equipment, Ikanos has no assurances that the customer will ultimately market and sell its equipment or that such efforts by the customer will be successful. The delays inherent in Ikanos’ lengthy sales cycle increases the risk that an OEM customer or service provider will decide to cancel or change its product plans. From time to time, Ikanos has experienced changes and cancellations in the purchase plans of its OEM customers. A cancellation or change in plans by an OEM customer or service provider could cause Ikanos to not achieve anticipated revenue and result in volatility of the market price of Ikanos Common Stock. In addition, Ikanos’ anticipated sales could be lost or substantially reduced if a significant OEM customer or service provider reduces or delays orders during Ikanos’ sales cycle or chooses not to release equipment that contains Ikanos’ products.

Ikanos’ product sales mix is subject to frequent and unexpected changes, which may impact its revenue and margin.

Ikanos’ product margins vary widely by product. As a result, a change in the sales mix of Ikanos’ products could have an impact on the forecasted revenue and margins for the quarter. Ikanos’ modem only products within the Gateway product family generally have lower margins as compared to its Access product family. Furthermore, the product margins within Ikanos’ Access product line can vary based on the type and performance of deployment being used as customers typically pay higher selling prices for higher performance. While Ikanos makes estimates of what it believes the product mix will be in a given quarter, actual results can be materially different than its estimates.

Because Ikanos depends on a relatively small number of significant customers for a substantial portion of its revenue, the loss of any of its key customers, its inability to continue to sell existing and new products to its key customers in significant quantities or its failure to attract new significant customers could adversely impact its revenue and harm its business.

Ikanos derives a substantial portion of its revenue from sales to a relatively small number of customers. As a result, the loss of any significant customer or a decline in business with any significant customer would materially and adversely affect Ikanos’ financial condition and results of operations.

The following customers accounted for more than 10% of Ikanos’ revenue for any one of the periods indicated. We have indicated the OEM customer based on information that we receive at the time of ordering.

Direct Customer	OEM Customer	Year Ended December 30, 2007	Year Ended December 28, 2008	Nine Months Ended September 27, 2009

Sagem	Sagem	20%	21%	25%

NEC Corporation	NEC Corporation	29	25	16

Paltek Corporation	Sumitomo Electric Industries	*	23	15

Alcatel-Lucent and its CMs(a)	Alcatel-Lucent	*	11	*

Altima Corporation	Sumitomo Electric Industries	12	*	*

Uniquest	Dasan, Millinet and Ubiquoss	11	*	*

*	Less than 10%
(a)	Alcatel and Lucent Technologies, subsequent to their 2007 merger, accounted for a combined 10% of Ikanos’ revenue in 2007.

A small group of OEM customers historically has accounted for a substantial portion of Ikanos’ revenue; the composition of this group has varied, and Ikanos expects that it will continue to vary, over time. Further, Ikanos expects that this small group of customers will continue to account for a substantial portion of its revenue for the foreseeable future. Accordingly, Ikanos’ future operating results will continue to depend on the success of its largest OEM customers and on its ability to sell existing and new products to these customers in significant quantities. Demand for Ikanos’ semiconductor products is based on service provider demand for its OEM customers’ systems products. Accordingly, a reduction in growth of service provider deployment of product that uses Ikanos’ semiconductors would adversely affect its product sales and business.

In addition, Ikanos’ relationships with some of its larger OEM customers may also deter other potential customers who compete with these customers from buying Ikanos’ products. To attract new customers or retain existing OEM customers, Ikanos has offered and may continue to offer certain customers favorable prices on its products. If these prices are lower than the prices paid by other existing OEM customers, Ikanos may have to offer the same lower prices to certain of these customers. In that event, Ikanos’ average selling prices would decline. The loss of a key customer, a reduction in sales to any major customer, or Ikanos’ inability to attract new significant customers in the absence of any offsetting sales would harm its business.

Ikanos has historically derived a substantial amount of its revenue from a limited number of geographic markets. If Ikanos fails to successfully diversify the geographic sources and customer base of its revenue in the future, its operating results could be harmed.

Prior to the acquisition of the BBA product line, a substantial portion of Ikanos’ revenue was derived from sales into Japan, Korea and France, and its revenue has been heavily dependent on market growth in these countries. The products added as a result of the BBA acquisition now extend Ikanos’ geographic reach to China and India, and significantly expand our presence in North America. Even with these new and expanded markets, Ikanos’ sales are subject to economic downturns, decrease in demand and overall negative market conditions in a relatively few number of specific economies. For instance, a slowdown in growth of fiber extension over copper and broadband over copper subscribers in Asia has caused Ikanos’ revenue in that market to decline, and may prevent that revenue stream from returning to historical levels. While part of its strategy is to continue to diversify the geographic sources and customer base of its revenue, Ikanos’ failure to successfully penetrate markets other than those served by its existing customers, and diversify its customer base could harm its business and operating results.

In the past year, Ikanos has experienced a turnover in several senior management positions, and may be unable to attract, retain and motivate key senior management and technical personnel, which could harm its development of technology and ability to be competitive.

In the current quarter, the Company has added a new Chief Operating Officer, a new Chief Technology Officer and a new Senior Vice President of Worldwide Sales. In addition, a new Vice President of Operations joined the Company in April 2009. As required, Ikanos seeks out highly-qualified candidates to fill positions throughout its business. Ikanos will continue to examine ways to improve its processes, productivity and results.

Ikanos’ future success depends to a significant extent upon the continued service of its senior executives and key technical personnel as well as the integration of new senior executives. Ikanos does not have employment agreements with any of these executives or any other key employees that govern the length of their service. Changes in the services of senior management or technical personnel could impact Ikanos’ customer relationships, employee morale, and its ability to operate in compliance with existing internal controls and regulations and harm its business.

Furthermore, Ikanos’ future success depends on its ability to continue to attract, retain and motivate other senior management and qualified technical personnel, particularly software engineers, digital circuit designers, mixed-signal circuit designers and systems and algorithms engineers. Competition for these employees is intense. Stock options and other forms of incentive equity grants generally comprise a significant portion of Ikanos’ compensation packages for all employees, and as long as the price of Ikanos Common Stock remains depressed it may make it more difficult for Ikanos to attract and retain key employees, which could harm its ability to provide technologically competitive products. Additionally, a reduction in staff could negatively affect employee morale. Ikanos has periodically reduced or reorganized its staff in response to business conditions. Workforce reductions and job reassignments could negatively affect employee morale and make it difficult to motivate and retain the remaining employees and contractors, which would affect Ikanos’ ability to deliver its products in a timely fashion and otherwise negatively affect its business.

Because of the rapid technological development in Ikanos’ industry and the intense competition it faces, Ikanos products tend to become outmoded or obsolete in a relatively short period of time, which requires it to provide frequent updates and/or replacements to existing products. If Ikanos does not successfully manage the transition process to next generation semiconductor products, its operating results may be harmed.

Ikanos’ industry is characterized by rapid technological innovation and intense competition. Accordingly, Ikanos’ success depends in part on its ability to develop next generation semiconductor products in a timely and cost-effective manner. The development of new semiconductor products is expensive, complex and time consuming. If Ikanos does not rapidly develop its next generation semiconductor products ahead of its competitors, Ikanos may lose both existing and potential customers to competitors. Further, if a competitor develops a new, less expensive product using a different technological approach to delivering broadband services over existing networks, Ikanos’ products would no longer be competitive. Conversely, even if Ikanos is successful in rapidly developing new semiconductor products ahead of competitors and Ikanos does not cost-effectively manage its inventory levels of existing products when making the transition to the new semiconductor products, Ikanos’ financial results could be negatively affected by high levels of obsolete inventory. If any of the foregoing were to occur, then Ikanos’ operating results would be harmed.

Risks Related to the Tallwood Investment

Tallwood Investors may exercise significant influence over Ikanos, including through its ability to elect three of seven members of Ikanos’ Board of Directors.

The Securities owned by the Tallwood Investors represent approximately 45% of the outstanding shares of Ikanos Common Stock (excluding the exercise of the Warrants). Assuming the full exercise of the Warrants, the Securities owned by the Tallwood Investors will represent 52% of the outstanding shares of Ikanos Common Stock. Until the third anniversary of the closing of the issuance of the Securities to the Tallwood Investors, the Tallwood Investors have agreed to vote all of their shares in excess of the shares constituting 35% of the outstanding Common Stock of Ikanos in the same proportion as the votes cast by all the other Ikanos stockholders. Subject to certain exceptions, the Tallwood Investors are permitted under the terms of the Stockholder Agreement to maintain their ownership interest in Ikanos in subsequent equity offerings by Ikanos. As a result, the Tallwood Investors may have the ability to significantly influence the outcome of any matter submitted for the vote of Ikanos’ stockholders. The Certificate of Designation of the Series A Preferred Stock provides that the Tallwood Investors have the right to designate three out of seven directors to Ikanos’ Board of Directors while the Tallwood Investors hold at least 35% of the outstanding Ikanos Common Stock, and a number of directors to Ikanos’ Board of Directors proportional to the Tallwood Investors’ ownership position in Ikanos after such time as the Tallwood Investors hold less than 35% of the outstanding Ikanos Common Stock. As a result, the directors elected to Ikanos’ Board of Directors by the Tallwood Investors may exercise significant influence on matters considered by Ikanos’ Board of Directors. The Stockholder Agreement also includes restraints on the ability of Tallwood Investors to transfer and vote their shares and to acquire additional shares of our Common Stock. The Tallwood Investors may have interests that diverge from, or even conflict with, those of Ikanos and its other stockholders.

The market price of Ikanos Common Stock may decline as a result of future sales of the Securities by the Tallwood Investors.

We are unable to predict the potential effects of the Tallwood Investors ownership of 45% of Ikanos’ outstanding common on the trading activity in and market price of Ikanos Common Stock. Pursuant to the Stockholder Agreement, we have granted the Tallwood Investors and their permitted transferees registration rights for the resale of the shares of Ikanos Common Stock and shares of Ikanos Common Stock underlying the Warrants, in each case, included in the Securities. Under the terms of the registration rights, Ikanos will file a registration statement within 180 days of August 24, 2009, the date the Securities Purchase Agreement with Tallwood closed. These registration rights will facilitate the resale of such securities into the public market, and any such resale would increase the number of shares of Ikanos Common Stock available for public trading. Sales by the Tallwood Investors or their permitted transferees of a substantial number of shares of Ikanos Common Stock in the public market, or the perception that such sales might occur, could have a material adverse effect on the price of Ikanos Common Stock.

Holders of Ikanos Common Stock will not be entitled to elect a certain number of directors of Ikanos while the Tallwood Investors control a voting share of Ikanos Series A Preferred (the “Voting Share”).

As the holder of the Voting Share, Tallwood III Partners, L.P., has the right to designate three members out of seven members to Ikanos’ Board of Directors while the Tallwood Investors hold at least 35% of the outstanding Ikanos Common Stock, and a number of directors to Ikanos’ Board of Directors proportional to the Tallwood Investors’ ownership position in Ikanos after such time as the Tallwood Investors hold less than 35% of the outstanding Ikanos Common Stock. During the time they control the Voting Share, the Tallwood Investors will be able to exert significant influence over Ikanos and may have interests that diverge from, or even conflict with, those of Ikanos and its other stockholders.

Risks Related to Ikanos’ Operations and Technology

Ikanos relies on third-party technologies for the development of its products, and its inability to use such technologies in the future would harm its ability to remain competitive.

Ikanos relies on third parties for technologies that are integrated into some of its products, including its memory cells, input/output cells, hardware interfaces and core processor logic. If Ikanos is unable to continue to use or license these technologies on reasonable terms, or if these technologies fail to operate properly, Ikanos may not be able to secure alternatives in a timely manner and its ability to remain competitive would be harmed. For instance, Ikanos has experienced on-going issues with the intellectual property acquired from one of its vendors for one of its products. Ikanos has worked with the vendor as well as with customers who purchase this product to identify process and design improvements that will ultimately resolve these issues. While Ikanos has not experienced material warranty costs in any period as a result of the issues related to this intellectual property, there can be no assurance that it will not in the future experience material damages from this or other licensed intellectual property. Failure to use the technologies Ikanos has purchased could also result in unfavorable impairment costs. In addition, if Ikanos is unable to successfully license technology from third parties to develop future products, it may not be able to develop such products in a timely manner or at all.

Ikanos is a fabless semiconductor company and may rely on one wafer foundry and one assembly and test subcontractor to manufacture, package and test each of its products, and its failure to secure and maintain sufficient capacity with these subcontractors, or if a subcontractor ceases operations, or other such developments could impair Ikanos’ relationships with customers and decrease sales, which would negatively impact its market share and operating results.

Ikanos is a fabless semiconductor company in that it does not own or operate a fabrication or manufacturing facility. Currently, nine wafer foundries and six outside factory subcontractors, located in Austria, China, Israel, Korea, Malaysia, Singapore, Thailand, Taiwan, and the United States manufacture, assemble and test all of Ikanos’ semiconductor devices in current production. While Ikanos works with multiple suppliers, only one foundry and one assembly and test subcontractor may be used for a single product. Accordingly, Ikanos is greatly dependent on a limited number of suppliers to deliver quality products on time.

In past periods of high demand in the semiconductor market, Ikanos has experienced delays in meeting its capacity demand and as a result was unable to deliver products to its customers on a timely basis. In addition, Ikanos has experienced similar delays due to technical and quality control problems. Furthermore, Ikanos’ costs for manufacturing services or components have increased from time to time without significant notice.

In the fall of 2008, Ikanos received notice that one of its subcontractors would close a fabrication facility where two of its products are made. The fabrication facility has ceased manufacturing products. Accordingly, Ikanos made arrangements for its subcontractor to build an adequate supply of the two products fabricated at this facility sufficient to meet its anticipated demand for the remaining lifetime of these products.

In the future, if any of these events occur, or if the facilities of any of its subcontractors suffer any damage, power outages, financial difficulties or any other disruption due to natural disasters, terrorist acts or otherwise, Ikanos may be unable to meet its customer demand on a timely basis, or at all, and we may be required to incur additional costs and may need to successfully qualify an alternative facility in order to not disrupt its business. Ikanos typically requires several months or more to qualify a new facility or process before it can begin shipping products. If Ikanos cannot accomplish this qualification in a timely manner, it would experience a significant interruption in supply of the affected products which could in turn cause its costs of revenue to increase and its overall revenue to decrease. If Ikanos is unable to secure sufficient capacity at its subcontractors’ existing facilities, or in the event of a closure or significant delay at any of these facilities, its relationships with customers would be harmed and its market share and operating results would suffer as a result. In addition, Ikanos does not have formal pricing agreements with its subcontractors regarding the pricing for the products and services that they provide. If their pricing for the products and services they provide increases and Ikanos is unable to pass along such increases to its OEM customers, Ikanos’ operating results would be adversely affected.

In the event Ikanos seeks to use new wafer foundries to manufacture a portion of its semiconductor products, it may not be able to bring the new foundries on-line rapidly enough and may not achieve anticipated cost reductions.

As indicated above, Ikanos’ use of a limited number of independent wafer foundries to manufacture all of its semiconductor products exposes Ikanos to risks of delay, increased costs and customer dissatisfaction in the event that any of these foundries were unable to provide it with its semiconductor requirements. Particularly during times when semiconductor manufacturing capacity is limited, Ikanos may seek to qualify additional wafer foundries to meet its requirements. In order to bring these new foundries on-line, Ikanos’ customers may need to qualify product from the new facility, which could take several months or more. Once qualified, these new foundries would then require an additional number of months to actually begin producing semiconductors to meet Ikanos’ needs, by which time the temporary requirement for additional capacity may have passed or the opportunities previously identified may have been lost to Ikanos’ competitors. Furthermore, even if these new foundries offer better pricing than existing manufacturers, if they prove to be less reliable than existing manufacturers, Ikanos would not achieve some or all of the anticipated cost reductions.

When demand for manufacturing capacity is high, Ikanos may take various actions to try to secure sufficient capacity, which may be costly and negatively impact its operating results.

The ability of each of Ikanos’ subcontractors’ manufacturing facilities to provide us with semiconductors is limited by its available capacity and existing obligations. Although Ikanos has purchase order commitments to supply specified levels of products to its OEM customers, Ikanos does not have a guaranteed level of production capacity from any of its subcontractors’ facilities that it depends on to produce semiconductors. Facility capacity may not be available when Ikanos needs it or at reasonable prices. Ikanos places its orders on the basis of Ikanos’ OEM customers’ purchase orders or its forecast of customer demand, and Ikanos’ subcontractors may not be able to meet its requirements in a timely manner. In addition, our subcontractors have also allocated capacity to the production of other companies’ products and reduced deliveries to it on short notice. It is possible that Ikanos’ subcontractors’ other customers that are larger and better financed than Ikanos, or that have long-term agreements with Ikanos’ subcontractors, may have induced the subcontractors to reallocate capacity to them. If this reallocation were to occur again, it would impair Ikanos’ ability to deliver products on a timely basis.

In addition, due to the weak global economy, some of Ikanos’ subcontractors laid off employees over the past year and/or shortened work schedules. These reductions in labor and factory operations have resulted in sporadic capacity constraints that could impair Ikanos’ ability to obtain finished products in time to meet customer demand.

In order to secure sufficient manufacturing facility capacity when demand is high and mitigate the risks described in the foregoing paragraphs, Ikanos may enter into various arrangements with subcontractors that could be costly and negatively affect its operating results, including:

•	option payments or other prepayments to a subcontractor;

•	nonrefundable deposits with or loans to subcontractors in exchange for capacity commitments;

•	contracts that commit Ikanos to purchase specified quantities of components over extended periods;

•	purchase of testing equipment for specific use at subcontractors’ facilities;

•	issuance of equity securities to a subcontractor; and

•	other contractual relationships with subcontractors.

Ikanos may not be able to make any such arrangements in a timely fashion or at all, and any arrangements may be costly, reduce Ikanos’ financial flexibility and not be on terms favorable to Ikanos. Moreover, if Ikanos is able to secure facility capacity, it may be obligated to use all of that capacity or incur penalties. These penalties and obligations may be expensive and could harm Ikanos’ business.

If Ikanos’ subcontractors’ manufacturing facilities do not achieve satisfactory quality or yields, Ikanos’ relationships with its customers and its reputation will be harmed, its revenue, gross margin and operating results could decline.

Defects in Ikanos’ products may not be always detected by the testing process performed by Ikanos’ subcontractors or by Ikanos’ staff. Those defects can result from a variety of causes, including but not limited to manufacturing problems or intellectual property licensed from third parties. If defects are discovered after it has shipped products, Ikanos has experienced, and could continue to experience, warranty and consequential damages claims from its customers.

Ikanos incorporates third party intellectual property into its products. That intellectual property consists of elements of the semiconductor, such as the processor core, standard external interfaces, as well as applications that run on Ikanos’ products. From time to time, Ikanos’ customers have discovered errors or defects arising from these third party intellectual property designs. Ikanos and its contract manufacturers attempt to catch these defects in the testing process, but are not always successful. As a result, we have to work with our customers to resolve the issues that they experience when integrating our products into their systems. If Ikanos is unable to deliver quality products, its reputation would be harmed, which could result in the loss of, future orders and business with its customers. If any of these adverse risks are realized and Ikanos is not able to offset the lost opportunities, its revenue, margins and operating results would decline.

The fabrication of semiconductors is a complex and technically demanding process. Minor deviations in the manufacturing process can cause substantial decreases in yields, and in some cases, cause production to be stopped or suspended. Ikanos has experienced difficulties in achieving acceptable yields on some of its products, particularly with new products, which frequently involve newer manufacturing processes and smaller geometry features than previous generations. Maintaining high numbers of shippable die per wafer is critical to Ikanos’ operating results, as decreased yields can result in higher per unit cost, shipment delays and increased expenses associated with resolving yield problems.

Although Ikanos works closely with its subcontractors to minimize the likelihood of reduced manufacturing yields, the subcontractors’ facilities have from time to time experienced lower than anticipated manufacturing yields that have, in turn, resulted in Ikanos’ inability to meet its customer demand. Ikanos has been experiencing manufacturing defect rates for one of its products that are higher than the rates it experiences with its other products. We believe that our operations and quality teams have been able to reduce the defect rate for this product to a normal level. However, if Ikanos experiences these issues again in the future, its revenues could be materially reduced and its warranty-related costs could be materially higher than currently anticipated.

It is common for yields in semiconductor fabrication facilities to fluctuate in times of high demand or due to poor workmanship or operational problems at these facilities. When these events occur, especially simultaneously, as happens from time to time, Ikanos may be unable to supply Ikanos’ customers’ demand. Many of these problems are difficult to detect at an early stage of the manufacturing process and, regardless of when the problems are detected, they may be time consuming and expensive to correct. In addition, because Ikanos purchases wafers, Ikanos’ exposure to low wafer yields from Ikanos’ subcontractors’ wafer foundries are increased. Poor yields from the wafer foundries or defects, integration issues or other performance problems in Ikanos’ products could cause Ikanos significant customer relations and business reputation problems, or force us to sell Ikanos’ products at lower gross margins and therefore harm Ikanos’ financial results. Conversely, unexpected yield improvements could result in Ikanos holding excess inventory that would also increase Ikanos’ product cost and negatively impact Ikanos’ profitability.

Ikanos bases orders for inventory on the forecasts of its OEM customers’ demand and if its forecasts are inaccurate, Ikanos’ financial condition and liquidity would suffer.

Ikanos places orders with its suppliers based on the forecasts of its OEM customers’ demand. Ikanos’ forecasts are based on multiple assumptions, each of which may introduce errors into Ikanos’ estimates. In the past, when the demand for its OEM customers’ products increased significantly, Ikanos was not able to meet demand on a timely basis, and Ikanos expended a significant amount of time working with its customers to allocate limited supply and maintain positive customer relations As our network of distributors increases, it increases the possibility that the Company may receive orders from these distributors that have a delivery date sooner than our manufacturing subcontractors can build and deliver product to us. In the past Ikanos has experienced situations in which lead times discussed with customers were shorter than the manufacturing lead times available for the products ordered by those customers. We have had to work with these customers and our manufacturing subcontractors, to better align our ability to deliver products with our customers’ expectations.

If Ikanos underestimates or is otherwise surprised by increases in customer demand, it may forego revenue opportunities, lose market share and damage customer relationships. Conversely, if Ikanos overestimates customer demand, it may allocate resources to manufacturing products that it may not be able to sell. As a result, Ikanos would have excess or obsolete inventory, resulting in a decline in the value of its inventory, which would increase its cost of revenue and create a drain on Ikanos’ liquidity. Ikanos’ failure to accurately manage inventory against demand would adversely affect its financial results.

To remain competitive, Ikanos needs to continue to reduce the cost of its semiconductor chips, which includes migrating to smaller geometrical process, and Ikanos’ failure to do so may harm its business.

Ikanos periodically evaluates the benefits, on a product-by-product basis, of migrating to smaller geometrical processes, which are measured in microns or nanometers. Ikanos has designed its products to be manufactured in 0.8 micron – 0.065 micron geometry processes. Ikanos may migrate some of its current products to smaller geometry process technologies, and over time, Ikanos is likely to migrate to even smaller geometries. The smaller geometry generally reduces Ikanos’ production costs, which may enable it to be competitive in its pricing. The transition to smaller geometries requires Ikanos to work with its subcontractors to modify the manufacturing processes for its products, to develop new and more complex quality assurance tests and to redesign some products. In the past, Ikanos has experienced some difficulties in shifting to smaller geometry process technologies or new manufacturing processes, which resulted in reduced manufacturing yields, delays in product deliveries and increased product costs and expenses. Ikanos may face similar difficulties, delays and expenses as it continues to transition its products to smaller geometry processes, all of which could harm Ikanos’ relationships with its customers, and its failure to do so would impact its ability to provide competitive prices to customers, which would have a negative impact on Ikanos’ sales. Additionally, upfront expenses associated with smaller geometry process technologies such as for masks and tooling can be significantly higher than those for the processes that Ikanos currently uses, and its migration to these newer process technologies can result in significantly higher research and development expenses.

The complexity of Ikanos’ products could result in unforeseen delays or expenses and in undetected defects or bugs, which could damage its reputation with current or prospective customers and adversely affect the market acceptance of new products.

Highly complex products such as those that Ikanos offers frequently contain defects (commonly referred to as “bugs”), particularly when they are first introduced or as new versions are released. In the past, Ikanos has experienced, and may in the future experience, defects or bugs in its products. These defects or bugs may originate in third party intellectual property incorporated into Ikanos’ products as well as in technology or software designed by its engineers. Some customers do not detect defects that are experienced later by other customers due to variations in how each customer integrates our semiconductors into their equipment. If any of its products contains defects or bugs, or have reliability, quality or compatibility problems, Ikanos’ reputation may be damaged; and its OEM customers may be reluctant to buy its products, which could harm Ikanos’ ability to retain existing customers and attract new customers. In addition, these defects or bugs could interrupt or delay sales or shipment of Ikanos’ products to its customers.

Third-party claims of infringement or other claims against Ikanos could adversely affect its ability to market its products, require Ikanos to redesign its products or seek licenses from third parties, and harm Ikanos’ business. In addition, any litigation required to defend such claims could result in significant expenses and diversion of Ikanos’ resources.

Companies in the semiconductor industry and intellectual property holding companies (also called “patent trolls”) often aggressively protect and pursue their intellectual property rights. From time to time, Ikanos receives, and is likely to continue to receive in the future, notices that claim Ikanos’ products infringe upon other parties’ proprietary rights. We are also aware that Conexant Systems was recently sued by a patent holder that alleges that certain products which were acquired as part of the BBA product line acquisition, infringe a patent held by that party. At this time, Ikanos has not been named as a party to that litigation. While Ikanos does not believe that it is currently infringing on the proprietary rights of the party in the Conexant litigation, or any other third parties, Ikanos may in the future be engaged in litigation with parties who claim that it has infringed their patents or misappropriated or misused their trade secrets or who may seek to invalidate one or more of Ikanos’ patents, and it is possible that Ikanos would not prevail in any future lawsuits. An adverse determination in any of these types of claims could prevent Ikanos from manufacturing or selling some of its products, could increase its costs of products and could expose Ikanos to significant liability. Any of these claims could harm Ikanos’ business. For example, in a patent or trade secret action, a court could issue a preliminary or permanent injunction that would require Ikanos to withdraw or recall certain products from the market or redesign certain products offered for sale or that are under development. In addition, Ikanos may be liable for damages for past infringement and royalties for future use of the technology and it may be liable for treble damages if infringement is found to have been willful. Even if claims against Ikanos are not valid or successfully asserted, these claims could result in significant costs and a diversion of management and personnel resources to defend.

Any potential dispute involving Ikanos’ patents or other intellectual property could also include Ikanos’ manufacturing subcontractors and OEM customers and/or service providers using Ikanos’ products, which could trigger Ikanos’ indemnification obligations to one or more of them and result in substantial expense to us.

In any potential dispute involving Ikanos’ patents or other intellectual property, Ikanos’ manufacturing subcontractors and OEM customers could also become the target of litigation. Because Ikanos often indemnifies its customers for intellectual property claims made against them for products incorporating Ikanos’ technology, any litigation could trigger technical support and indemnification obligations in some of Ikanos’ license agreements, which could result in substantial expenses such as increased legal expenses, damages for past infringement or royalties for future use. From time to time, Ikanos receives notices that customers have received potential infringement notices from third parties. While Ikanos has not incurred any indemnification expenses as a result of notices received to date, any future indemnity claim could adversely affect Ikanos’ relationships with its OEM customers and result in substantial costs to Ikanos.

Ikanos faces intense competition in the semiconductor industry and the broadband communications markets, which could reduce its market share and negatively impact its revenue.

The semiconductor industry and the broadband communications markets are intensely competitive. In the VDSL or VDSL-like technology, PON and network processing markets, Ikanos currently competes or expects to compete with, among others, Aware, Inc., Broadcom Corporation, Broadlight, Cavium Networks, Freescale Semiconductor, Inc., Infineon Technologies A.G., Marvell Technology Group Ltd., PMC-Sierra, Inc., Realtek Semiconductor Corp, Teknovus and TrendChip Technologies Corp. Ikanos expects competition to continue to increase. Competition has resulted and may continue to result in declining average selling prices for Ikanos’ products and market share.

Ikanos considers other companies that have access to DMT technology as potential competitors in the future, and Ikanos also may face competition from newly established competitors, suppliers of products based on new or emerging technologies and customers who choose to develop their own semiconductors. To remain competitive, Ikanos needs to provide products that are designed to meet its customers’ needs. Ikanos’ products must:

•	achieve optimal product performance;

•	comply with industry standards;

•	be cost-effective for its customers’ use in their systems;

•	meet functional specifications;

•	be introduced timely to the market; and

•	be supported by a high-level of customer service and support.

Many of Ikanos’ competitors may have stronger manufacturing subcontractor relationships than Ikanos has. In addition, many of Ikanos’ competitors have extensive technology libraries that could enable them to incorporate broadband or network processing technologies into a more attractive product line than Ikanos’. Many of them also have longer operating histories, greater name recognition, larger customer bases, and significantly greater financial, sales and marketing, manufacturing, distribution, technical and other resources than Ikanos does. These competitors may be able to adapt more quickly to new or emerging technologies and changes in customer requirements. In addition, current and potential competitors have established or may establish financial or strategic relationships among themselves or with existing or potential customers, resellers or other third parties. Accordingly, new competitors or alliances among competitors could emerge and rapidly acquire significant market share. Existing or new competitors may also develop alternative technologies that more effectively address Ikanos’ markets with products that offer enhanced features and functionality, lower power requirements, greater levels of semiconductor integration or lower cost. Ikanos cannot assure that it will be able to compete successfully against current or new competitors, in which case Ikanos may lose market share in its existing markets and its revenue may fail to increase or may decline.

Other data transmission technologies and network processing technologies may compete effectively with the service provider services addressed by Ikanos’ products, which could adversely affect Ikanos’ revenue and business.

Ikanos’ revenue currently is dependent upon the increase in demand for service provider services that use broadband technology and integrated residential gateways. Besides xDSL and other DMT-based technologies, service providers can decide to deploy passive optical networks (“PON”) or fiber. In this case, fiber is used to connect directly to the residence instead of using the existing copper phone line. As such, if a service provider decides to deploy fiber-to-the-home, Ikanos’ xDSL products are not required. For example, a major service provider in Korea announced its intention to use more fiber-to-the-home deployments in the future. Such deployments of fiber may be in lieu of xDSL products. If more service providers decide to use fiber to the homer (“FTTH”) deployments, it could harm Ikanos’ business. Furthermore, residential gateways compete against a variety of different data distribution technologies, including Ethernet routers, set-top boxes provided by cable and satellite providers, wireless (WiFi and WiMax) and emerging power line and multimedia over coax alliance technologies. If any of these competing technologies proves to be more reliable, faster or less expensive than, or has any other advantages over the broadband technologies Ikanos provides, the demand for Ikanos’ products may decrease and Ikanos’ business would be harmed.

If Ikanos is unable to develop, introduce or to achieve market acceptance of its new semiconductor products, Ikanos’ operating results would be adversely affected.

Ikanos’ future success depends on its ability to develop new semiconductor products and transition to new products, introduce these products in a cost-effective and timely manner and convince OEMs to select its products for design into their new systems. Ikanos’ historical quarterly results have been, and Ikanos expects that its future results will continue to be, dependent on the introduction of a relatively small number of new products and the timely completion and delivery of those products to customers. The development of new semiconductor products is complex, and from time to time Ikanos has experienced delays in completing the development and introduction of new products. Ikanos has in the past invested substantial resources in emerging technologies that did not achieve the market acceptance that we had expected. In addition, Ikanos has substantially expanded its product line, and the resulting product development and support demands on our engineering organization, through the recently-completed acquisition of the BBA product line from Conexant Systems.

Ikanos’ ability to develop and deliver new semiconductor products successfully will depend on various factors, including its ability to:

•	successfully integrate certain technologies acquired in acquisitions into its product lines;

•	accurately predict market requirements and evolving industry standards;

•	accurately define new semiconductor products;

•	timely complete and introduce new product designs or features;

•	timely qualify and obtain industry interoperability certification of its products and the equipment into which its products will be incorporated;

•	ensure that its subcontractors have sufficient foundry capacity and packaging materials and achieve acceptable manufacturing yields;

•	shift its products to smaller geometry process technologies to achieve lower cost and higher levels of design integration; and

•	gain market acceptance of its products and its OEM customers’ products.

If Ikanos is unable to develop and introduce new semiconductor products successfully and in a cost-effective and timely manner, it will not be able to attract new customers or retain its existing customers, which would harm Ikanos’ business.

Ikanos’ efforts to identify technologies and develop products designed to deliver broadband services inside the home may not ultimately be successful; if this is the case, Ikanos’ current long-term strategy would not result in the growth in the revenue it intends to generate, and Ikanos could experience a material negative effect on its business and equity value.

Ikanos has focused its long-term technology strategy on identifying technologies that would be used to deliver services such as high-definition television over various broadband wire line and wireless media within the home. This so-called “Digital Home” has received attention from leaders in semiconductors and systems. For instance, an industry organization named the “Home Grid Forum” was formed recently by Intel, Texas Instruments, Infineon and Panasonic in order to define the industry standards applicable to Digital Home technologies. Ikanos and several other smaller companies also are founding participants. If Ikanos is unable to develop products that comply with the standards set by the Home Grid Forum or other industry organizations, and its investments in Digital Home technologies do not result in any commercially viable products, Ikanos would not realize revenue growth based upon such technologies, and its business and equity value could suffer as a result.

Ikanos’ products include a significant amount of firmware. If Ikanos is unable to deliver the firmware in a timely manner, it may have to delay revenue recognition at the end of a quarter, which could lead to significant unplanned fluctuations in Ikanos’ quarterly revenue. As a result, Ikanos may fail to meet or exceed its forecasts or the expectations of securities analysts or investors, which could cause the market price of Ikanos Common Stock to decline.

In connection with new product introductions in a given market, Ikanos releases production quality code to its OEM customers. This firmware is required for Ikanos’ products to function as intended. If the production-ready firmware is not released in a timely manner, Ikanos may have to defer all revenue related to the semiconductors that it may have already shipped during the quarter, and therefore, cause Ikanos to miss its revenue guidance. In addition, a customer may demand a specific future software feature as part of its order. As such, Ikanos may have to delay recognition on some or all of its revenue related to that customer’s order until the future software feature is delivered. Such delays or deferrals in revenue recognition could lead to significant fluctuations in Ikanos’ quarterly revenue and operating results and cause us to fail to meet or exceed its quarterly revenue guidance.

Rapidly changing standards and regulations could make Ikanos’ products obsolete, which would cause its revenue and operating results to suffer.

Ikanos designs its products to conform to regulations established by governments and to standards set by industry standards bodies worldwide such as the Committee T1E1.4 (now known as NIPP-NAI) of the ATIS (accredited by ANSI), and worldwide by both the IEEE and the ITU-T. Because Ikanos’ products are designed to conform to current specific industry standards, if competing standards emerge that are preferred by its customers, Ikanos would have to make significant expenditures to develop new products. If Ikanos’ customers adopt new or competing industry standards with which Ikanos’ products are not compatible, or the industry groups adopt standards or governments issue regulations with which Ikanos’ products are not compatible, Ikanos’ existing products would become less desirable to its customers, and its revenue and operating results would suffer.

If Ikanos fails to secure or protect its intellectual property rights, competitors may be able to use Ikanos’ technologies, which could weaken its competitive position, reduce its revenue or increase its cost.

Ikanos’ success will depend, in part, on its ability to protect its intellectual property. Ikanos relies on a combination of patent, copyright, trademark and trade secret laws, confidentiality procedures and licensing arrangements to establish and protect its proprietary rights. Ikanos’ pending patent applications may not result in issued patents, and its existing and future patents may not be sufficiently broad to protect its proprietary technologies or may be held invalid or unenforceable in court. While Ikanos is not currently aware of misappropriation of its existing technology, policing unauthorized use of its technology is difficult and Ikanos cannot be certain that the steps it has taken will prevent the misappropriation or unauthorized use of its technologies, particularly in foreign countries where Ikanos has not applied for patent protections and, even if such protections were available, the laws may not protect its proprietary rights as fully as United States law. The patents Ikanos has obtained or licensed, or may obtain or license in the future, may not be adequate to protect its proprietary rights. Ikanos’ competitors may independently develop or may have already developed technology similar to Ikanos’, duplicate its products or design around any patents issued to Ikanos or its other intellectual property. In addition, Ikanos has been, and may be, required to license its patents as a result of its participation in various standards organizations. If competitors appropriate Ikanos’ technology and it is not adequately protected, its competitive position would be harmed, its legal costs would increase and its revenue would be harmed.

Changes in current or future laws or regulations or the imposition of new laws or regulations by federal or state agencies or foreign governments could impede the sale of Ikanos’ products or otherwise harm its business.

The effects of regulation on Ikanos’ customers or the industries in which they operate may materially and adversely impact its business. For example, the Ministry of Internal Affairs and Communications in Japan, the Ministry of Communications and Information in Korea, various national regulatory agencies in Europe, as well as the European Commission in the European Union, along with the U.S. Federal Communications Commission have broad jurisdiction over Ikanos’ target markets. Although the laws and regulations of these and other federal or state agencies may not be directly applicable to Ikanos’ products, they do apply to much of the equipment into which its products are incorporated. Governmental regulatory agencies worldwide may affect the ability of telephone companies to offer certain services to their customers or other aspects of their business, which may in turn impede sales of Ikanos’ products.

In addition to the laws and regulations specific to telecommunications equipment, other laws and regulations affect Ikanos’ business. For instance, changes in tax, employment and import/export laws and regulations, and changes their enforcement, commonly occur in the various countries in which Ikanos operates. If changes in those law and regulations, or in the enforcement of those laws and regulations, occur in a manner Ikanos did not anticipate, those changes could cause it to have increased operating costs or to pay higher taxes, and thus have a negative effect on its operating results.

Compliance with the requirements imposed by Section 404 of the Sarbanes-Oxley Act, referred to as SOX, could harm Ikanos’ operating results, ability to operate its business and its investors’ view of Ikanos.

If Ikanos does not maintain the adequacy of its internal controls, as standards are modified, supplemented or amended from time to time, Ikanos may not be able to ensure that it can conclude on an ongoing basis that it has effective internal control over financial reporting in accordance with Section 404 of SOX. There is a risk that neither Ikanos, nor its independent registered public accounting firm, will be able to conclude that its internal control over financial reporting is effective as required by Section 404 of SOX. In addition, during the course of Ikanos’ testing it may identify deficiencies that it may not be able to remediate in time to meet the deadline imposed by SOX for compliance with the requirements of Section 404. Effective internal controls particularly those related to revenue recognition, valuation of inventory and warranty provisions, are necessary for Ikanos to produce reliable financial reports and are important to helping prevent financial fraud. If Ikanos cannot provide reliable financial reports or prevent fraud, its business and operating results could be harmed, investors could lose confidence in its reported financial information, and the trading price of Ikanos Common Stock could drop significantly.

Ikanos is highly dependent on manufacturing, development and sales activities outside of the United States, and as Ikanos’ international manufacturing, development and sales operations expand, it will be increasingly exposed to various legal, business, political and economic risks associated with its international operations.

Ikanos currently obtains substantially all of its manufacturing, assembly and testing services from suppliers and subcontractors located outside the United States, and has a significant portion of its research and development team located in China, India and France. In addition, 90% of Ikanos’ revenue for the nine months ended September 27, 2009 and 92% of Ikanos’ revenue for the year ended December 28, 2008 was derived from sales to customers outside the United States. Ikanos has expanded its international business activities and may open other design and operational centers abroad. International operations are subject to many other inherent risks, including but not limited to:

•	political, social and economic instability, including war and terrorist acts;

•	exposure to different legal standards, particularly with respect to intellectual property;

•	trade and travel restrictions;

•	the imposition of governmental controls and restrictions or unexpected changes in regulatory requirements;

•	burdens of complying with a variety of foreign laws;

•	Import and export license requirements and restrictions of the United States and each other country in which it operates;

•	foreign technical standards;

•	changes in tariffs;

•	difficulties in staffing and managing international operations;

•	foreign currency exposure and fluctuations in currency exchange rates;

•	difficulties in collecting receivables from foreign entities or delayed revenue recognition; and

•	potentially adverse tax consequences.

Because Ikanos is currently substantially dependent on its foreign sales, research and development and operations, any of the factors described above could significantly harm Ikanos’ ability to produce quality products in a timely and cost effective manner, and increase or maintain its foreign sales.

Fluctuations in exchange rates between and among the Euro, the Indian rupee, the Japanese yen, the Korean won, the Singapore dollar and the U.S. dollar, and, as well as other currencies in which Ikanos does business, may adversely affect its operating results.

Ikanos maintains extensive operations internationally. Ikanos has offices in China, India and other offices in France, Germany, Japan, Korea, Singapore and Taiwan. Ikanos incurs a portion of its expenses in currencies other than the U.S. dollar, including the Chinese Yuan, Euro, the Indian rupee, the Korean won, the Japanese yen, Singapore dollar and the Taiwanese dollar. As a result, Ikanos may experience foreign exchange gains or losses due to the volatility of these currencies compared to the U.S. dollar. Because Ikanos reports its results in U.S. dollars, the difference in exchange rates in one period compared to another directly impacts period to period comparisons of Ikanos’ operating results. In addition, Ikanos’ sales have been historically denominated in U.S. dollars. Currency exchange rates have been especially volatile in the recent past and these currency fluctuations may make it difficult for Ikanos to predict and/or provide guidance on its results. Currently, Ikanos has not implemented any strategies to mitigate risks related to the impact of fluctuations in currency exchange rates and it cannot predict future currency exchange rate changes.

Several of the facilities that manufacture Ikanos’ products, most of its OEM customers and the service providers they serve, and its California facility are located in regions that are subject to earthquakes and other natural disasters.

Several of Ikanos’ subcontractors’ facilities that manufacture, assemble and test its products, and four of Ikanos’ subcontractor’s wafer foundries, are located in Malaysia, Singapore and Taiwan. Several large customers are located in Japan and Korea. The Asia-Pacific region has experienced significant earthquakes and other natural disasters in the past and could be subject to additional seismic activities. Any earthquake or other natural disaster in these areas could significantly disrupt these manufacturing facilities’ production capabilities and could result in Ikanos’ experiencing a significant delay in delivery, or substantial shortage, of wafers in particular, and possibly in higher wafer prices, and Ikanos’ products in general. Ikanos’ headquarters in California are also located near major earthquake fault lines. If there is a major earthquake or any other natural disaster in a region where one of Ikanos’ facilities is located, it could significantly disrupt its operations.

Ikanos’ investments in marketable securities may experience further decline in value, which would require us to recognize a charge and adversely affect Ikanos’ operating results.

Ikanos’ marketable securities portfolio, which totals $33.0 million at September 27, 2009, includes auction rate securities of $1.0 million ($7.2 million at original cost). Auction rate securities are securities that are structured with short-term interest rate reset dates of generally less than ninety days, but with contractual maturities that can be well in excess of ten years. At the end of each interest reset period, which occurs every seven to thirty-five days, investors can sell or continue to hold the securities at par. In the third quarter of 2007, certain auction rate securities with a cost value of $7.2 million failed auction and did not sell. Ikanos recorded an other-than-temporary impairment charge of approximately $6.2 million during the three months ended September 28, 2008 related to these auction rate securities. Although Ikanos believes that $1.0 million is the current fair value of these securities, there is a risk that the value of the securities may decline in value further, which would result in additional loss being recognized in Ikanos’ statement of operations.

Changes in Ikanos’ tax rates could affect its future results.

Ikanos’ future effective tax rates could be favorably or unfavorably affected by the absolute amount and future geographic distribution of its pre-tax income, Ikanos’ ability to successfully shift its operating activities to foreign operations and the amount and timing of inter-company payments from its foreign operations subject to U.S. income taxes related to the transfer of certain rights and functions.

Risks Related to Ikanos Common Stock

The market price of Ikanos Common Stock has been and may continue to be volatile, and holders of Ikanos Common Stock may not be able to resell shares at or above the price paid, or at all.

The market price of Ikanos Common Stock has fluctuated substantially since Ikanos’ initial public offering and is likely to continue to be highly volatile and subject to wide fluctuations. Fluctuations have occurred and may continue to occur in response to various factors, many of which we cannot control, including:

•	quarter-to-quarter variations in its operating results;

•	announcements of changes in its senior management;

•	the gain or loss of one or more significant customers or suppliers;

•	announcements of technological innovations or new products by Ikanos’ competitors, customers or Ikanos;

•	the gain or loss of market share in any of its markets;

•

general economic and political conditions and specific conditions in the semiconductor industry and broadband technology markets, including seasonality in sales of consumer products into which its products are incorporated;

•	continuing international conflicts and acts of terrorism;

•	changes in earnings estimates or investment recommendations by analysts;

•	changes in investor perceptions;

•	changes in product mix; or

•	changes in expectations relating to its products, plans and strategic position or those of its competitors or customers.

The closing sale price of Ikanos’ common stock on the NASDAQ Global Market for the period of January 1, 2007 to January 8, 2010 ranged from a low of $1.02 to a high of $9.34.

In addition, the market prices of securities of semiconductor and other technology companies have been volatile, particularly companies, like Ikanos’, with low trading volumes. This volatility has significantly affected the market prices of securities of many technology companies for reasons frequently unrelated to the operating performance of the specific companies. Accordingly, holders of Ikanos Common Stock may not be able to resell their shares at or above the price paid.

The pending class action litigation could cause Ikanos to incur substantial costs and divert its management’s attention and resources.

In November 2006, three putative class action lawsuits were filed in the United States District Court for the Southern District of New York against the Company, its directors and two former executive officers, as well as the lead underwriters for its initial and secondary public offerings. The lawsuits were consolidated and an amended complaint was filed on April 24, 2007. The amended complaint sought unspecified damages for certain alleged material misrepresentations and omissions made by the Company in connection with both its initial public offering in September 2005 and its follow-on offering in March 2006. The Court dismissed the case with prejudice on March 10, 2008. On March 25, 2008, plaintiffs filed a motion for reconsideration, and on June 12, 2008, the District Court denied the motion for reconsideration. On October 15, 2008, plaintiffs appealed the District Court’s dismissal of the amended complaint and denial of its motion for reconsideration to the United States Court of Appeals for the Second Circuit. On September 17, 2009, the Second Circuit issued a summary order, vacating the District Court’s denial of plaintiffs’ motion for reconsideration, and remanding the case to the District Court for further consideration. The District Court has taken no action since September 17, 2009; however, an adverse result in the litigation could have a material effect on Ikanos’ financial statements.

If Ikanos is not successful in its defense of the lawsuits, it could be forced to make significant payments to class members and their lawyers, and such payments could have a material adverse effect on Ikanos’ business, financial condition, cash flows and results of operations, if not covered by Ikanos’ insurance service providers. Even if such claims are not successful, the litigation could result in substantial expenses and the diversion of management’s attention, which could have an adverse effect on Ikanos’ business.

If securities or industry analysts do not continue to publish research or reports about Ikanos’ business, or if they issue an adverse opinion regarding Ikanos Common Stock, the market price of Ikanos Common Stock price and trading volume could decline.

The trading market for Ikanos Common Stock is influenced by the research and reports that industry or securities analysts publish about Ikanos or its business. If one or more of the analysts who cover Ikanos issues an adverse opinion regarding Ikanos Common Stock, the stock price would likely decline. If one or more of these analysts cease coverage of Ikanos or fail to regularly publish reports on Ikanos, it could lose visibility in the financial markets, which in turn could cause the market price of Ikanos Common Stock or trading volume to decline.

Delaware law and Ikanos’ corporate charter and bylaws contain anti-takeover provisions that could delay or discourage takeover attempts that stockholders may consider favorable.

Provisions in Ikanos’ certificate of incorporation may have the effect of delaying or preventing a change of control or changes in Ikanos’ management. These provisions include the following:

•	the right of Ikanos’ Board of Directors to elect a director to fill a vacancy created by the expansion of Ikanos’ Board of Directors;

•	the establishment of a classified Board of Directors requiring that not all members of the board be elected at one time;

•	the prohibition of cumulative voting in the election of directors which would otherwise allow less than a majority of stockholders to elect director candidates;

•	the requirement for advance notice for nominations for election to the board of directors or for proposing matters that can be acted upon at a stockholders’ meeting;

•	the ability of Ikanos’ Board of Directors to alter its bylaws without obtaining stockholder approval;

•

the ability of Ikanos’ Board of Directors to issue, without stockholder approval, up to 1,000,000 shares of preferred stock with terms set by the Board of Directors, which rights could be senior to those of common stock;

•

the required approval of holders of at least two-thirds of the shares entitled to vote at an election of directors to adopt, amend or repeal Ikanos’ bylaws or amend or repeal the provisions of Ikanos’ certificate of incorporation regarding the election and removal of directors and the ability of stockholders to take action;

•	the required approval of holders of a majority of the shares entitled to vote at an election of directors to remove directors for cause; and

•	the elimination of the right of stockholders to call a special meeting of stockholders and to take action by written consent.

Ikanos is also subject to provisions of the Delaware General Corporation Law that, in general, prohibit any business combination with a beneficial owner of 15% or more of Ikanos Common Stock for three years after the point in time that such stockholder acquired shares constituting 15% or more of Ikanos’ shares, unless the holder’s acquisition of Ikanos Common Stock was approved in advance by Ikanos’ Board of Directors.

FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking statements.” You should not place undue reliance on these statements. Forward-looking statements include information concerning our possible or assumed future results of operations, including descriptions of our business strategies, our expectations on competition and competitive pricing, the expected growth of the broadband semiconductor and network processor markets, and their impact on our business, our dependency on establishing and maintaining relationships with established OEMs, ODMs, service providers and other industry leaders, increases in research and development costs, sales and marketing expenses and general and administrative expenses and stock-based compensation charges, our belief that we have leading edge technology, our sources of revenue, fluctuation in our operating results, our anticipated cash needs, our need for additional debt financing, our estimates regarding our capital requirements, our needs for additional financing, price reductions, our dependency on relationships with and concentration of our customers, costs of being a public company and future acquisitions or investments. These statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “seek,” “will,” “may” or similar expressions. These statements are based on certain assumptions that we have made in light of our experience in the industry as well as our perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate in these circumstances. As you read and consider this prospectus, you should understand that these statements are not guarantees of performance or results. They involve risks, uncertainties and assumptions. Many factors could affect our actual financial results or results of operations and could cause actual results to differ materially from those in the forward-looking statements. Some important factors, in addition to those set forth above under “Risk Factors,” include:

•	the development of the markets for broadband communications and network processor technology;

•	factors affecting our quarterly results;

•	our sales cycle;

•	price reductions;

•	our dependence on and qualification of foundries to manufacture our products;

•	production capacity;

•	our ability to adequately forecast demand for our products;

•	our customer relationships;

•	our ability to compete successfully;

•	our product warranties; and

•	the impact of our intellectual property indemnification practices.

In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus might not occur and you should not place undue reliance upon them. All forward-looking statements speak only as of the date of this prospectus. We undertake no obligation to update beyond that required by law any forward-looking statements, whether as a result of new information, future events or otherwise.

All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements included in this prospectus.

USE OF PROCEEDS

We will not receive any proceeds from the sale or disposition of shares of our common stock, or interests therein, by the selling stockholders. The proceeds from the sale or disposition of the shares of our common stock, or interests therein, covered by this prospectus are solely for the accounts of the selling stockholders. We may receive proceeds upon the exercise of warrants, up to 7,800,000 shares at an exercise price of $1.75 per share, held by the selling stockholders to the extent the warrant exercise prices are paid in cash. We intend to use any such proceeds for general corporate purposes, including working capital.

The selling stockholders will pay any underwriting discounts and commissions and expenses incurred by the selling stockholders for brokerage, accounting, tax or legal services or any other expenses incurred by the selling stockholders in disposing of the shares, or interests therein. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including, without limitation, all registration and filing fees and fees and expenses of our counsel and our accountants.

SELLING STOCKHOLDERS

We are registering for resale shares of our common stock held by, and common stock that is issuable upon the exercise of warrants held by, the selling stockholders identified below. Pursuant to a Securities Purchase Agreement dated April 21, 2009, by and among us, Tallwood III, L.P., a Delaware limited partnership, Tallwood III Partners, L.P., a Delaware limited partnership, Tallwood III Associates, L.P., a Delaware limited partnership, and Tallwood III Annex, L.P., a Delaware limited partnership, we issued 24,000,000 shares of our common stock and warrants exercisable for up to 7,800,000 shares of our common stock.

The table below presents information regarding the selling stockholders and the shares that they may sell or otherwise dispose of from time to time under this prospectus. The shares of our common stock covered by this prospectus consist of shares of our common stock issued in the private placement. Such shares, or interests therein, may also be sold or otherwise disposed of by donees, pledgees and other transferees or successors in interest of the selling stockholders. Except as noted in the footnotes below, to our knowledge, none of the selling stockholders has held any position or office with us or any of our predecessors or affiliates within the last three years or has had a material relationship with us or any of our predecessors or affiliates within the past three years other than as a result of the ownership of our shares or other securities.

This table is prepared based in part on information supplied to us by the selling stockholders identified below as of January 8, 2010. The number of shares in the column “Number of Shares of Common Stock Being Offered” represents all of the shares that a selling stockholder may offer under this prospectus. In addition, the table assumes that the selling stockholders sell all of such shares. However, because the selling stockholders may offer from time to time all or some of their shares under this prospectus, or in another permitted manner, we cannot assure you as to the actual number of shares that will be sold or otherwise disposed of by the selling stockholders or that will be held by the selling stockholders after completion of such sales or other dispositions. Information concerning the selling stockholders may change from time to time, and any changed information will be presented in a supplement to this prospectus if and when necessary and required.

	Shares Beneficially Owned Prior to Offering (1)		Number of Shares of Common Stock Being Offered	Shares Beneficially Owned After Offering (1)
Selling Stockholders	Number	Percent		Number	Percent

Tallwood III L.P. (2)	13,349,034	25%	13,349,034	—	—

Tallwood III Partners L.P. (3)	1,690,397	3%	1,690,397	—	—

Tallwood III Associates L.P. (4)	103,426	*	103,426	—	—

Tallwood III Annex L.P. (5)	16,657,143	31%	16,657,143	—	—

Total	31,800,000	59%	31,800,000	—	—

*	Less than 1%.
(1)	Percentages are based on 54,080,425 shares of our common stock outstanding on January 8, 2010.
(2)	Includes 3,274,291 shares subject to warrants that are immediately exercisable with an exercise price of $1.75 per share. Principal address is c/o Tallwood Venture Capital, 400 Hamilton Ave., Suite 200, Palo Alto, California 94301. Based on information reported on a Schedule 13D/A filed with the Securities and Exchange Commission on September 8, 2009, Tallwood III Management, LLC, a Delaware limited liability company, or Tallwood Management, is the general partner of Tallwood III, L.P., a Delaware limited partnership, or Tallwood III, and may be deemed to have shared voting and dispositive power with respect to the Common Stock and Warrants beneficially owned by Tallwood III. Tallwood Management, however, disclaim beneficial ownership of such shares of Common Stock and Warrants except to the extent of its pecuniary interest therein. Each of Luis Arzubi, Diosdado Banatao and George Pavlov is a managing member of Tallwood Management and may be deemed to have shared voting and dispositive power with respect to the shares of Common Stock and Warrants beneficially owned by the Tallwood III. Messrs. Arzubi, Banatao and Pavlov, however, disclaim beneficial ownership of such shares of Common Stock and Warrants except to the extent of each such person’s pecuniary interest therein.

(3)	Includes 414,626 shares subject to warrants that are immediately exercisable with an exercise price of $1.75 per share. Principal address is c/o Tallwood Venture Capital, 400 Hamilton Ave., Suite 200, Palo Alto, California 94301. Based on information reported on a Schedule 13D/A filed with the Securities and Exchange Commission on September 8, 2009, Tallwood Management is the general partner of Tallwood III Partners, L.P., a Delaware limited partnership, or Tallwood III Partners, and may be deemed to have shared voting and dispositive power with respect to the Common Stock and Warrants beneficially owned by Tallwood III Partners. Tallwood Management, however, disclaim beneficial ownership of such shares of Common Stock and Warrants except to the extent of its pecuniary interest therein. Each of Luis Arzubi, Diosdado Banatao and George Pavlov is a managing member of Tallwood Management and may be deemed to have shared voting and dispositive power with respect to the shares of Common Stock and Warrants beneficially owned by Tallwood III Partners. Messrs. Arzubi, Banatao and Pavlov, however, disclaim beneficial ownership of such shares of Common Stock and Warrants except to the extent of each such person’s pecuniary interest therein.
(4)	Includes 25,369 shares subject to warrants that are immediately exercisable with an exercise price of $1.75 per share. Principal address is c/o Tallwood Venture Capital, 400 Hamilton Ave., Suite 200, Palo Alto, California 94301. Based on information reported on a Schedule 13D/A filed with the Securities and Exchange Commission on September 8, 2009, Tallwood Management is the general partner of Tallwood III Associates, L.P., a Delaware limited partnership, or Tallwood III Associates, and may be deemed to have shared voting and dispositive power with respect to the Common Stock and Warrants beneficially owned by Tallwood III Associates. Tallwood Management, however, disclaim beneficial ownership of such shares of Common Stock and Warrants except to the extent of its pecuniary interest therein. Each of Luis Arzubi, Diosdado Banatao and George Pavlov is a managing member of Tallwood Management and may be deemed to have shared voting and dispositive power with respect to the shares of Common Stock and Warrants beneficially owned by Tallwood III Associates. Messrs. Arzubi, Banatao and Pavlov, however, disclaim beneficial ownership of such shares of Common Stock and Warrants except to the extent of each such person’s pecuniary interest therein.
(5)	Includes 4,085,714 shares subject to warrants that are immediately exercisable with an exercise price of $1.75 per share. Principal address is c/o Tallwood Venture Capital, 400 Hamilton Ave., Suite 200, Palo Alto, California 94301. Based on information reported on a Schedule 13D/A filed with the Securities and Exchange Commission on September 8, 2009, Tallwood III Annex Management, LLC, a Delaware limited liability company, or Tallwood Annex Management, is the general partner of Tallwood III Annex, L.P., a Delaware limited partnership, or Tallwood III Annex, and may be deemed to have shared voting and dispositive power with respect to the Common Stock and Warrant beneficially owned by Tallwood III Annex. Tallwood Annex Management, however, disclaim beneficial ownership of such shares of Common Stock and Warrant except to the extent of its pecuniary interest therein. Each of Luis Arzubi, Diosdado Banatao and George Pavlov is a managing member of Tallwood Annex Management and may be deemed to have shared voting and dispositive power with respect to the shares of Common Stock and Warrants beneficially owned by Tallwood III Annex. Messrs. Arzubi, Banatao and Pavlov, however, disclaim beneficial ownership of such shares of Common Stock and Warrants except to the extent of each such person’s pecuniary interest therein.

PLAN OF DISTRIBUTION

We are registering 31,800,000 shares of our common stock under this prospectus on behalf of the selling stockholders. The term “selling stockholders” includes donees, pledgees, transferees or other successors-in-interest selling such shares received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other transfer. These shares of our common stock may be sold or distributed from time to time by the selling stockholders or through brokers, dealers or underwriters who may act solely as agents or may acquire shares as principals at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or fixed prices. The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. The selling stockholders may sell the securities using one or more or a combination of the following methods, but in any case only after the effective date of the registration statement of which this prospectus is a part:

•	on the Nasdaq Global Market (or any other exchange or automated quotation system on which the shares may be listed);

•	on the over-the-counter market;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker or dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	through the distribution of shares of our common stock by any selling stockholders to its partners, members or stockholders;

•	through one or more underwritten offerings on a firm commitment or best efforts basis;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

In addition, any shares that qualify for sale pursuant to Rule 144 under the Securities Act of 1933 (Securities Act) may be sold under Rule 144 rather than pursuant to this prospectus. To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution.

The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of our common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of our common stock, from time to time, under this prospectus or under a supplement to this prospectus under Rule 424(b) or under any applicable provision of the

Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors-in-interest as selling stockholders under this prospectus. The selling stockholders also may transfer the shares of our common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with distributions of the shares of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which institutions may, in turn, engage in short sales of shares of our common stock in the course of hedging the positions they assume with the selling stockholders. The selling stockholders may also sell the shares of our common stock short and redeliver these shares to close out the selling stockholders’ short positions or loan or pledge shares of our common stock to broker-dealers that may in turn sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities that require the delivery to such broker-dealer or other financial institution of shares of our common stock offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the selling stockholders from the sale of the shares of our common stock offered by them will be the purchase price of the shares less discounts or commissions, if any. Each of the selling stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of our common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

The selling stockholders may engage brokers and dealers, and any brokers or dealers may arrange for other brokers or dealers, to participate in effecting sales of shares of our common stock. These brokers or dealers may act as a principal or as an agent of a selling stockholder. Broker-dealers may agree with a selling stockholder to sell a specified number of such shares at a stipulated price per security. If the broker-dealer is unable to sell such shares acting as agent for a selling stockholder, it may purchase as principal any unsold shares at the stipulated price. Broker-dealers who acquire such shares as principals may thereafter resell them from time to time in transactions in any stock exchange or automated interdealer quotation system on which such shares are then listed, at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. Broker-dealers may use block transactions and sales to and through broker-dealers, including transactions of the nature described above.

To the extent required under the Securities Act, the aggregate number of shares of our common stock being offered by a selling stockholder and the terms of the offering, the names of any agents, brokers, dealers or underwriters and any applicable commission with respect to a particular offering will be set forth in an accompanying prospectus supplement. Any underwriters, dealers, brokers or agents participating in the distribution of such shares may receive compensation in the form of underwriting discounts, concessions, commissions or fees from a selling stockholder or purchasers of selling stockholders’ securities of securities, for whom they may act (which compensation as to a particular broker-dealer might be in excess of customary commissions).

The selling stockholders and any underwriters, broker-dealers or agents that participate in the sale of the shares of our common stock or interests therein may be “underwriters” within the meaning of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act.

The selling stockholders will pay any underwriting discounts and commissions and expenses incurred by the selling stockholders for brokerage, accounting, tax or legal services or any other expenses incurred by the selling stockholders in disposing of the shares, or interests therein. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including, without limitation, all registration and filing fees and fees and expenses of our counsel and our accountants.

In order to comply with the securities laws of some states or other jurisdictions, if applicable, the shares of our common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some jurisdictions such shares may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

Underwriters and purchasers that are deemed underwriters under the Securities Act may engage in transactions that stabilize, maintain or otherwise affect the price of the securities, including the entry of stabilizing bids or syndicate covering transactions or the imposition of penalty bids. The selling stockholders and any other persons participating in the sale or distribution of the shares will be subject to the applicable provisions of the Exchange Act and the rules and regulations thereunder including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of, purchases by the selling stockholders or other persons or entities. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to special exceptions or exemptions. Regulation M may restrict the ability of any person engaged in the distribution of the securities to engage in market-making and certain other activities with respect to those securities. In addition, the anti-manipulation rules under the Exchange Act may apply to sales of the securities in the market. All of these limitations may affect the marketability of the shares and the ability of any person to engage in market-making activities with respect to the securities.

To the extent required under the Securities Act, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act.

LEGAL MATTERS

The validity of the shares of our common stock being offered by this prospectus will be passed upon for us by Pillsbury Winthrop Shaw Pittman LLP, Palo Alto, California.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 28, 2008 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements of the Broadband Access Product Line of Conexant Systems, Inc. as of October 3, 2008 and September 28, 2007, and related statements of operations for each of the three fiscal years in the period ended October 3, 2008, incorporated in this Prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-3 with the SEC under the Securities Act. This prospectus is part of the registration statement, but the registration statement includes and incorporates by reference additional information and exhibits. We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy the registration statement and any document we file with the SEC at the public reference room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a web site that contains reports, proxy and information statements and other information regarding companies, such as ours, that file documents electronically with the SEC. The address of that site on the world wide web is http://www.sec.gov. The information on the SEC’s web site is not part of this prospectus, and any references to this web site or any other web site are inactive textual references only.

The SEC permits us to “incorporate by reference” the information contained in documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents rather than by including them in this prospectus. Information that is incorporated by reference is considered to be part of this prospectus and you should read it with the same care that you read this prospectus. Later information that we file with the SEC will automatically update and supersede the information that is either contained, or incorporated by reference, in this prospectus, and will be considered to be a part of this prospectus from the date those documents are filed. We have filed with the SEC, and incorporate by reference in this prospectus:

•	our Annual Report on Form 10-K for the year ended December 28, 2008;

•	our Quarterly Reports on Form 10-Q for the quarterly periods ended March 29, 2009, June 28, 2009, and September 27, 2009;

•

our Current Reports on Form 8-K filed with the SEC on February 9, 2009, March 12, 2009, April 22, 2009 (excluding any portion thereof furnished under Items 2.02 and 9.01), April 24, 2009, April 27, 2009, August 25, 2009, August 28, 2009, September 3, 2009, September 14, 2009, September 17, 2009, October 1, 2009, October 15, 2009, November 17, 2009 and December 4, 2009;

•

the description of our common stock contained in our Registration Statement on Form S-1 (File No. 333-116880) filed on February 27, 2006, including any amendment or report filed for the purpose of updating such description;

•

financial statements of BBA as of and for the nine months ended July 3, 2009 and as of and for the years ended October 3, 2008, September 28, 2007 and September 29, 2006. Incorporated by reference to Exhibit 99.1 to the Company’s Form 8-K filed on January 8, 2010; and

•

the pro forma financial information of the Company for the nine months ended September 27, 2009 and for the year ended December 28, 2008. Incorporated by reference to Exhibit 99.2 to the Company’s Form 8-K filed on January 8, 2010.

We also incorporate by reference all additional documents that we file with the SEC under the terms of Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act that are made after the initial filing date of the registration statement of which this prospectus is a part and the effectiveness of the registration statement, as well as between the date of this prospectus and the termination of any offering of securities offered by this prospectus. We are not, however, incorporating, in each case, any documents or information that we are deemed to furnish and not file in accordance with SEC rules.

You may request a copy of any or all of the documents incorporated by reference but not delivered with this prospectus, at no cost, by writing or telephoning us at the following address and number: 47669 Fremont Boulevard, Fremont, CA 94538, Attn: Corporate Secretary, telephone (510) 979-0400. We will not, however, send exhibits to those documents, unless the exhibits are specifically incorporated by reference in those documents.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution

The following table sets forth our expenses in connection with the offerings described in this Registration Statement. Expenses other than the SEC registration fee are estimates.

SEC registration fee	$4,217.25
Accounting fees and expenses	42,500.00	*
Legal fees	5,500.00	*
Miscellaneous	3,000.00	*

Total	$55,217.25

*	Estimated

Item 15.	Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law (DGCL), provides that a corporation may indemnify any person (and purchase insurance with respect to such potential liability) who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise), against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding provided that the corporation may not may not eliminate or limit the liability of directors for:

•	any breach of the director’s duty of loyalty to the corporation or its stockholders;

•	any acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	any payment of a dividend or approval of a stock purchase that is illegal under Section 174 of the DGCL; or

•	any transaction from which the director derived an improper personal benefit.

Section 145 further provides that a corporation similarly may indemnify any such person serving in any such capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney’s fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit subject to the same limitations as described above and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or such other court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses that the Delaware Court of Chancery or such other court shall deem proper.

Our certificate of incorporation and our bylaws authorize the indemnification of officers and directors of the corporation consistent with Section 145 of the DGCL, as amended, and to the fullest extent permitted under Delaware law. We have entered into indemnification agreements with each of our directors and executive officers, pursuant to which we have agreed to indemnify such director or officer against certain liabilities arising under federal securities laws, liabilities arising out of the performance of their duties as a director or officer and certain other claims and liabilities. Under these agreements, we have also agreed to advance any expenses (including legal fees) incurred by such director or officer in connection with such claims and liabilities.

At present there is no pending litigation or proceeding involving any director, officer, employee or agent as to which indemnification will be required or permitted under our certificate of incorporation. We are not aware of any threatened litigation or proceeding that may result in a claim for such indemnification.

Item 16.	Exhibits

The following is a list of all exhibits filed as a part of this Registration Statement on Form S-3, including those incorporated into this Registration Statement by reference.

Exhibit Number	Description of Exhibits

2.1	Securities Purchase Agreement by and between Ikanos Communications, Inc. and Tallwood III, L.P., Tallwood III Partners, L.P., Tallwood III Associate, L.P. and Tallwood III Annex, L.P., dated April 21, 2009. Incorporated by reference to Annex I to Form 14D filed with the U.S. Securities & Exchange Commission on July 1, 2009 (File No. 000-51532).

2.2	Stockholder Agreement by and between Ikanos Communications, Inc. and Tallwood III, L.P., Tallwood III Partners, L.P., Tallwood III Associate, L.P. and Tallwood III Annex, L.P., dated April 21, 2009. Incorporated by reference to Annex III to Form 14D filed with the U.S. Securities & Exchange Commission on July 1, 2009 (File No. 000-51532).

2.3	Form of Warrant. Incorporated by reference to Annex IV to Form 14D filed with the U.S. Securities & Exchange Commission on July 1, 2009 (File No. 000-51532).

2.4	Asset Purchase Agreement between Conexant Systems, Inc. and Ikanos Communications, Inc., dated as of April 21, 2009. Incorporated by reference to Annex VI to Form 14D filed with the U.S. Securities & Exchange Commission on July 1, 2009 (File No. 000-51532).

5.1	Opinion of Pillsbury Winthrop Shaw Pittman LLP.

23.1	Consent of Independent Registered Public Accounting Firm (PwC).

23.2	Consent of Independent Registered Public Accounting Firm (D&T).

23.3	Consent of Pillsbury Winthrop Shaw Pittman LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included on page II-4 of this Registration Statement).

Item 17.	Undertakings

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (i), (ii) and (iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of this Registration Statement.

(2) That, for the purposes of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of a registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness and the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) That, for purposes of determining any liability under the Securities Act of 1933, each filing of registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to trustees, directors, officers and controlling persons of the Registrant pursuant to the provision described under Item 15 of this registration statement, or otherwise (other than insurance), the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a trustee, director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such trustee, director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it or them is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the San Jose, California, on January 8, 2010.

IKANOS COMMUNICATIONS, INC.

By	/S/ MICHAEL GULETT
Michael Gulett
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Michael Gulett and Cory Sindelar and each of them, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments, to this Registration Statement on Form S-3, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/S/ MICHAEL GULETT	President, Chief Executive Officer and Director (Principal Executive Officer)	January 8, 2010
Michael Gulett

/S/ CORY SINDELAR Cory Sindelar	Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	January 8, 2010

/S/ DIOSDADO P. BANATAO	Chairman of the Board	January 8, 2010
Diosdado P. Banatao

/S/ DANIAL FAIZULLABHOY	Director	January 8, 2010
Danial Faizullabhoy

/S/ PAUL HANSEN	Director	January 8, 2010
Paul Hansen

/S/ FREDERICK LAX	Director	January 8, 2010
Frederick Lax

/S/ GEORGE PAVLOV	Director	January 8, 2010
George Pavlov

EXHIBIT INDEX

Exhibit Number	Description of Exhibits

2.1	Securities Purchase Agreement by and between Ikanos Communications, Inc. and Tallwood III, L.P., Tallwood III Partners, L.P., Tallwood III Associate, L.P. and Tallwood III Annex, L.P., dated April 21, 2009. Incorporated by reference to Annex I to Form 14D filed with the U.S. Securities & Exchange Commission on July 1, 2009 (File No. 000-51532).

2.2	Stockholder Agreement by and between Ikanos Communications, Inc. and Tallwood III, L.P., Tallwood III Partners, L.P., Tallwood III Associate, L.P. and Tallwood III Annex, L.P., dated April 21, 2009. Incorporated by reference to Annex III to Form 14D filed with the U.S. Securities & Exchange Commission on July 1, 2009 (File No. 000-51532).

2.3	Form of Warrant. Incorporated by reference to Annex IV to Form 14D filed with the U.S. Securities & Exchange Commission on July 1, 2009 (File No. 000-51532).

2.4	Asset Purchase Agreement between Conexant Systems, Inc. and Ikanos Communications, Inc., dated as of April 21, 2009. Incorporated by reference to Annex VI to Form 14D filed with the U.S. Securities & Exchange Commission on July 1, 2009 (File No. 000-51532).

5.1	Opinion of Pillsbury Winthrop Shaw Pittman LLP.

23.1	Consent of Independent Registered Public Accounting Firm (PwC).

23.2	Consent of Independent Registered Public Accounting Firm (D&T).

23.3	Consent of Pillsbury Winthrop Shaw Pittman LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included on page II-4 of this Registration Statement).